UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011
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FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-23976 (Commission File Number)	54-1232965 (IRS Employer Identification No.)

112 West King Street Strasburg, Virginia (Address of principal executive offices)	22657 (Zip Code)

Registrant’s telephone number, including area code: (540) 465-9121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 9, 2011, First National Corporation (the “Company”) appointed Scott C. Harvard as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, First Bank (the “Bank”), effective immediately.  Prior to joining the Company, Mr. Harvard, age 56, owned and operated Harvard Resources from 2009 to 2011, held the position of Executive Vice President of Hampton Roads Bankshares from 2008 to 2009 and held the position of President and Chief Executive Officer of Shore Financial Corporation, and its wholly-owned subsidiary, Shore Bank from 1985 to 2008. A copy of the press release announcing Mr. Harvard’s appointment is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The current interim Chief Executive Officer, Dennis A. Dysart, age 39, will assume the role as Executive Vice President and Chief Operating Officer of the Company and the Bank.  He had previously served as Executive Vice President and Chief Administrative Officer since 2005.

In connection with Mr. Harvard’s appointment, the Company entered into an employment agreement, dated May 9, 2011, by and between the Company and Mr. Harvard (the “Agreement”).  The term of the Agreement will continue until May 22, 2014, unless it is terminated earlier in accordance with its provisions, and may be extended at any time by mutual agreement of the parties.  The Agreement also provides that Mr. Harvard will be appointed by the Company and the Bank to their respective Boards of Directors.  The Agreement provides for an annual base salary of $350,000.  Mr. Harvard is also entitled to participate in any employee benefit plans and programs for which he is or will be eligible.  Mr. Harvard also will receive a company automobile and reimbursement for relocation and moving expenses of not more than $20,000.

The Agreement provides for the termination of Mr. Harvard’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in the Agreement).  Subject to certain conditions of the Agreement, termination under either of these circumstances will entitle Mr. Harvard to receive reimbursement for the sum of (i) up to twelve months’ rent on his principal residence, if he leases his principal residence, or the amount of any loss he sustains on his principal residence, if he owns his principal residence, and (ii) the expenses for relocating his principal residence.

The Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants continue generally for a period of 12 months following the last day of his employment.

Mr. Harvard will not be entitled to any termination compensation and benefits if he breaches any of the covenants in the Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation.  He will also not be entitled to any compensation or other benefits, other than payment for all time worked, if his employment is terminated for cause or if Mr. Harvard terminates his employment for other than good reason.

The Company is currently a recipient of federal funds pursuant to the U.S. Treasury’s TARP Capital Purchase Program. Pursuant to the Agreement, Mr. Harvard’s rights under the Agreement are subject to, and limited by, the legal and regulatory requirements and restrictions imposed on the Company and its senior executive officers and highly compensated employees while the Company’s Fixed Rate Cumulative Perpetual Preferred Stock issued to U.S. Treasury remains outstanding.

The preceding description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated May 9, 2011, by and between First National Corporation and Scott C. Harvard

99.1	Press Release dated May 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL CORPORATION

(Registrant)

Date: May 9, 2011	By:	/s/ M. Shane Bell
M. Shane Bell
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated May 9, 2011, by and between First National Corporation and Scott C. Harvard

99.1	Press Release dated May 9, 2011